EXHIBIT 99.1

1606 Corp. Recaps Major Accomplishments in February & Provides Outlook For March

Seattle WA - February 28, 2024, 1606 Corp. (OTC Pink: CBDW) (the “Company”), a technology company focused on Conversational AI applications for e-commerce, is pleased to present investors with a summary of Company accomplishments in February, and an outlook for March.

The state of the market.

In a digital era where nearly 90% of individuals have interacted with chatbots, these AI-driven assistants are revolutionizing communication for 1.5 billion users worldwide. With 22% of micro-businesses and 23% of customer service companies adopting chatbots, the preference for instant, AI-powered assistance over waiting for human agents is clear, with 62% of consumers favoring chatbot conversation, According to colorlib.com  This surge in chatbot usage marks a significant shift in both consumer behavior and business operations which bodes extremely well for CBDW as the company moves forward.

Accomplishments in February

Strategic Partnerships: 1606 Corp. announced a strategic partnership with Flex Payment Solutions, aimed at enhancing its commitment to innovative solutions for CBD businesses and cannabis brands. This partnership is expected to streamline transactions, improve customer experiences, and foster growth in the CBD industry.

Marketing Campaigns: The Company launched a new marketing campaign in collaboration with its newest ISO, Cannasite. This campaign involved email and calls to Cannasite's 300+ client base which commenced in early February. Following the successful December CBD Merchant marketing campaign in partnership with Cool Blue Distribution, 1606 Corp. expressed optimism about the results of this second major marketing campaign since the launch of ChatCBDW.

Pilot Program Success: 1606 Corp. reported exciting results from its pilot program in December, which sold out its limited seat pilot program. The Company has since transitioned to its standard pricing model, indicating a promising start to its commercial operations

Focus on AI-driven Chatbots: Throughout February, 1606 Corp. continued to focus on its AI-driven conversational merchandising chatbots, particularly targeting the CBD market. With a commitment to providing innovative solutions for online brands across multiple verticals in 2024, the Company aims to leverage AI technology to enhance customer experiences and drive sales with its proprietary product recommendation engine, unlike anything else in the Chatbot space to date.

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Investor Interest: The Company's strategic partnerships, successful marketing campaigns, and focus on AI technology have garnered interest from investors. With its innovative approach to e-commerce and demonstrated success in the CBD industry, 1606 Corp. has positioned itself as a potential investment opportunity for those interested in the rapidly evolving AI-driven market landscape.

Overall, February has been a month of strategic expansion and commercialization for 1606 Corp., with a focus on leveraging partnerships, marketing initiatives, and innovative technology to drive growth in the CBD and e-commerce sectors.

Outlook for March

Growth Through ISO Partners:

•	Expansion of partnerships with ISOs to increase market penetration and customer acquisition.
•	Collaborating with ISOs to leverage their networks and reach new clients, driving revenue growth.

New Product Development:

•	Focus on developing innovative solutions to meet evolving market demands.
•	Research and development efforts aimed at introducing cutting-edge features and functionalities to enhance our product offerings.

Advancing Existing Technology:

•	Dedicated focus on refining and optimizing our proprietary product recommendation engine.
•	Utilizing advanced algorithms and machine learning techniques to enhance the accuracy and effectiveness of product recommendations.

Maintaining Competitive Pace:

•	Commitment to staying ahead of larger competitors by maintaining agility and flexibility in our development processes.
•	Rapid iteration and deployment of updates to ensure that our technology remains at the forefront of the industry.

Differentiation Through Unique Technology:

•	Highlighting the exclusivity of our product recommendation engine as a key differentiator in the market.
•	Leveraging the advanced capabilities of our technology to provide personalized and tailored experiences for users, setting us apart from competitors.

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In summary, March will see 1606 Corp. focusing on growth through strategic partnerships, innovation in product development, and the continued advancement of our technology. By staying agile and leveraging our unique technological capabilities, we aim to maintain a competitive edge in the AI chatbot development industry.

About 1606 Corp

1606 Corp. is a leading force in technological innovation, specializing in the development of advanced solutions for online retail. Our mission is to revolutionize customer service and enhance the digital shopping experience by addressing the challenges faced by consumers in today's marketplace. We are committed to driving industry advancement through cutting-edge AI-centric solutions, ensuring seamless and efficient interactions for both businesses and customers.

As a forward-thinking enterprise, 1606 Corp. empowers businesses with sophisticated tools to thrive in the competitive digital landscape. Our unwavering dedication to innovation and excellence positions us as a trailblazer in the industry, driving progress and setting new standards for success and customer satisfaction.

Industry Information

The global artificial intelligence market has seen remarkable growth, valued at $428 billion in 2022 and projected to reach $2.25 trillion by 2030. With a compound annual growth rate (CAGR) ranging from 33.2% to 38.1%, AI’s global impact is undeniable, with as many as 97 million individuals expected to work in the AI sector by 2025, according to fortunebusinessinsights.com

Forward-Looking Statements

This press release includes statements that may be deemed to be “forward-looking statements” under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. To the extent that the information presented in this press release discusses financial projections, information, or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “should”, “may,” “intends,” “anticipates,” “believes,” “estimates,” “projects,” “forecasts,” “expects,” “plans,” and “proposes.” Specific forward-looking statements in this press release include, among others, statements regarding the expected trading of our shares on The Nasdaq Capital Market, the expected closing of the offering, and the intended use of the net proceeds of the offering. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially and adversely from such forward-looking statements. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in the prospectus included in the Registration Statement and elsewhere in documents that we file from time to time with the SEC. Forward-looking statements speak only as of the date of the document in which they are contained, and 1606 Corp. does not undertake any duty to update any forward-looking statements except as may be required by law. References and links to websites have been provided as a convenience, and the information contained on such websites is not incorporated by reference into this press release.

SOURCE 1606 Corp.

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